SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549



FORM 8-K


CURRENT REPORT


Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934



               March 20, 1995
Date of Report (Date of earliest event reported)

               Comdisco, Inc.
(Exact name of registrant as specified in its charter)

                  Delaware
(State or other jurisdiction of incorporation)

            1-7725                          36-2687938
      (Commission File Number)  (IRS Employer Identification No.)

       6111 North River Road, Rosemont, Illinois  60018
      (Address of principal executive offices)  (Zip code)

                          (708) 698-3000
Registrant's telephone number, including area code

Item 5.  Other Events.

      On March 20, 1995, Comdisco, Inc. filed a declaratory judgment action in the Chancery Division of the Circuit Court of Cook County, Illinois against The Dun & Bradstreet Corporation ("D&B Corp."), Dun & Bradstreet Computer Leasing, Inc. ("DBCLI")(collectively "D&B") and the Fillupar Leasing Partnership ("Fillupar"), an entity controlled by DBCLI. Comdisco's action seeks to set aside or in the alternative limit the scope of an arbitration agreement among the parties and seeks fees and costs incurred and punitive damages.

      In 1991, Comdisco, D&B and Fillupar entered into a sale and leaseback transaction in which Comdisco sold to and leased back from Fillupar certain equipment which was on sublease to Comdisco's customers. Comdisco subsequently exercised its right under the lease to purchase the equipment at its fair market value, reacquired the equipment, terminated the lease, and paid D&B approximately $6.2 million. D&B disputed the dates used by Comdisco to determine fair market value, and the parties agreed to arbitrate the issue as to the appropriate valuation dates. The arbitration hearing was scheduled for April 17, 1995 and discovery was nearly completed.

      On March 15, 1995, D&B for the first time claimed that a "volume purchase" premium of approximately $29 million and an "in-place" premium of approximately $11 million should be applied in determining the fair market value of the repurchased equipment. In addition, D&B claimed that if its position regarding the appropriate valuation date were sustained, it was entitled to approximately $18 million above the amount paid by Comdisco.

      Management of Comdisco believes that the premiums identified by D&B have absolutely no validity in the context of the required fair market value determination; that the assertion of the premium claims by D&B was foreclosed by the arbitration agreement and constitutes a breach of that agreement; and that those premium claims are frivolous and without basis in industry practice under the circumstances. Moreover, Comdisco believes that the premiums are mutually exclusive (and therefore could not have a cumulative effect) and are grossly inflated as asserted.
 In addition, Comdisco believes that D&B's valuation date theory is without merit, and that even if this approach is sustained, the resulting amount claimed by D&B far exceeds its entitlement.

      While the outcome of the arbitration and litigation cannot be predicted with certainty, Comdisco is confident that it will prevail and that, in any event, the outcome of the actions will not, in the aggregate, have a material adverse effect on the consolidated financial condition of Comdisco.

     SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                   COMDISCO, INC.


 Date:  March 21, 1995                By:  /s/ Phil C. Hughes
                                      Its:  Senior Vice President/Legal